Contact:	Douglas Sayles Biopure Corporation (617) 234-6826 IR@biopure.com	Herb Lanzet (Investors) H.L. Lanzet Inc. (212) 888-4570 lanzet@aol.com
FOR IMMEDIATE RELEASE
BIOPURE ANNOUNCES 2006 FIRST QUARTER FINANCIAL RESULTS
CAMBRIDGE, Mass., February 16, 2006 – Biopure Corporation (Nasdaq: BPUR) today announced its financial results for the first fiscal quarter ended January 31, 2006. For the quarter, the company reported a net loss of $6.4 million, or $0.22 per common share, compared with a net loss of $7.5 million, or $0.46 per common share, for the corresponding period in 2005. Class A common shares outstanding on January 31, 2006 and 2005 were 38,589,170 and 23,721,241, respectively.
Revenues
Total revenues for the first quarter of 2006 were $477,000, including $341,000 from sales of Biopure’s veterinary product Oxyglobin®, $129,000 from past congressional appropriations administered by the U.S. Army* and $4,000 from sales of Hemopure® in South Africa, the first-ever commercial sale of a hemoglobin-based oxygen therapeutic for human use. The Army payments reimburse Biopure for certain trauma development expenses for Hemopure. Total revenues for the same period in 2005 were $679,000, including $387,000 from Army payments and $292,000 from Oxyglobin sales.
Cost of revenues was $3.1 million for the first quarter of fiscal 2006, compared to $3.1 million for the same period in 2005. Cost of revenues includes costs of both Hemopure and Oxyglobin. Hemopure cost of revenues, consisting primarily of the allocation of unabsorbed fixed manufacturing costs, was $2.4 million for the first quarter of fiscal 2006 compared to $2.5 million for the same period in 2005. Manufacturing spending was nearly the same during the first fiscal quarter of 2006 compared to the same period last year. Oxyglobin cost of revenues was $698,000 for the first quarter of fiscal 2006 compared to $609,000 for the same period in 2005. The increase for the first quarter of 2006 was primarily due to an increase in the number of Oxyglobin units sold.
Expenses
Research and development expenses were $1.5 million for the first quarter of fiscal 2006, the same as for the corresponding period in 2005. In 2006, higher salary, outside services and travel-related expenses offset lower spending on preclinical animal studies and activities related to Biopure’s communications with the Food and Drug Administration (FDA).
Sales and marketing expenses increased to $172,000 for the first quarter of fiscal 2006, from $116,000 for the same period in 2005. Of the $56,000 increase, Hemopure-related sales and marketing expenses accounted for $44,000 and Oxyglobin-related sales and marketing expenses accounted for $12,000. Hemopure expenses primarily consist of activities in South Africa, where product sales were recently initiated as mentioned above. To support selling in South Africa, Biopure expects Hemopure-related sales and marketing expenses to increase in 2006 compared to 2005. Oxyglobin expenses for the first quarter of fiscal 2006 increased compared to the same period last year, but the company does not expect a material increase in these expenses for the 2006 fiscal year.
-more-

General and administrative expenses decreased $1.3 million in the first quarter of fiscal 2006 compared to the same period in 2005. Of the decrease, $824,000 is due to a one-time, non-cash expense in 2005 related to a settlement agreement with the former registration holder and distributor for Hemopure in South Africa. In addition, employee-related expenses, legal fees and outside service expense decreased. The decreases were partially offset by $197,000 of stock-based compensation recorded under newly adopted Financial Accounting Standards Board Statement No. 123(R).
Financial Condition
At January 31, 2006, Biopure had $15.2 million in cash on hand, including approximately $9.2 million in net proceeds raised during the first quarter through sales of Biopure common stock and warrants. The company believes this cash will fund operations through August 2006 under its current operating plan. The company intends to seek additional capital through public or private sales of equity securities and, if appropriate, consider corporate collaborations for sharing development and commercialization costs.
Other Developments
Biopure’s clinical development strategy is to conduct parallel pilot trials of Hemopure to assess the potential of several ischemia indications before committing significant funding for advanced trials. The company is also supporting the Navy’s government-funded development of a potential out-of-hospital trauma indication.
In mid February 2006, a site in Greece initiated patient enrollment in a 60-patient Phase 2 clinical trial of Hemopure in patients undergoing multi-vessel coronary artery bypass graft (CABG) surgery. Biopure also plans to conduct this CABG trial in the United Kingdom. The company expects patient screening to begin shortly in a 100-patient Phase 2 trial to be conducted in the U.K. and South Africa in patients with peripheral vascular disease who are undergoing limb amputation below or through the knee. Enrollment in a planned Phase 2 trial in patients with multi-vessel coronary artery disease who are undergoing percutaneous coronary intervention (PCI) is pending hospital authorization at the lead trial site in the Netherlands. The company also intends to conduct this PCI trial in Belgium.
In December 2005, President Bush signed the FY2006 Defense Appropriations Bill, which includes $4 million in additional Congressional funding for the U.S. Navy to continue research and development of Hemopure for potential use in military and civilian trauma applications. To date, Congress has appropriated a total of $22.5 million to the Navy and Army for this purpose. This funding is being used for the Navy’s proposed RESUS clinical trial of Hemopure for the out-of-hospital treatment of hemorrhagic shock (acute blood loss) in trauma patients, which is on clinical hold, and for preclinical studies of the product in animal models of hemorrhagic shock, including those that mimic military trauma scenarios.
In late November 2005, Navy staff, Biopure scientists and military and academic trauma experts from the Navy’s RESUS advisory board met with FDA staff to present the medical and scientific basis for lifting the FDA’s clinical hold and proceeding with the proposed RESUS trial. Per the request of the FDA official presiding at this meeting, the Navy has submitted additional information for FDA review.
While Biopure is not currently pursuing a surgical anemia indication for Hemopure in the U.S., in January 2006 it decided to apply for regulatory approval to market the product in Europe for the treatment of acute anemia in elective orthopedic surgery patients. This submission, planned for mid 2006, would be the company’s first marketing application in Europe. Biopure’s plan is to incorporate the considerable work it has been doing to address FDA questions arising from the company’s BLA. In late January 2006, the company submitted additional information to the FDA in response to data analysis issues discussed during a Biopure-FDA meeting in December 2005.
-more-

In other developments, in January 2006 Dr. Charles A. Sanders stepped down as chairman of Biopure’s board of directors and assumed the newly created position of lead independent director, and Biopure President and CEO Zafiris G. Zafirelis was appointed as the new chairman. Also in January, Biopure was issued a new U.S. patent titled “Use of Defibrinated Blood for Manufacture of a Hemoglobin-based Oxygen Carrier”.
Biopure has begun mailing its fiscal 2005 annual report and proxy materials for the annual meeting of stockholders to be held on March 22, 2006.
FY2005 Second Quarter Financial Results
Biopure expects to issue a press release announcing its financial results for the second fiscal quarter ending April 30, 2006, on Thursday, May 18, 2006, before the market opens.
Biopure Corporation
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer – 250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. The product has not been approved for sale in other jurisdictions, including the U.S. or the European Union. Biopure plans to apply in Europe, in mid 2006, for approval of an acute anemia indication in orthopedic surgery patients. The company’s veterinary product Oxyglobin® [hemoglobin glutamer – 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. To date, Biopure has sold approximately 173,000 units of Oxyglobin, which have been used to treat an estimated 90,000 animals.
Statements in this press release that are not strictly historical are forward-looking statements, including any that might imply that Biopure may realize significant sales revenues for Hemopure. Actual results may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, unexpected costs and expenses, delays and determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, and delays in or unpredictable outcomes of clinical trials. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Form 10-K filed on January 17, 2006, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov. The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.
# # #

*	From Grant DAMD17-02-1-0697. The U.S. Army Medical Research Acquisition Activity, 820 Chandler Street, Fort Detrick MD 21702-5014, is the awarding and administering acquisition office.

BIOPURE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	January 31
	2006	2005
Total revenues	$477	$679
Cost of revenues	3,074	3,082

Gross loss	(2,597)	(2,403)
Operating expenses:
Research and development	1,474	1,518
Sales and marketing	172	116
General and administrative	2,300	3,614

Total operating expenses	3,946	5,248

Loss from operations	(6,543)	(7,651)
Other income, net	103	105

Net loss	$(6,440)	$(7,546)

Basic and diluted net loss per common share	$(0.22)	$(0.46)

Weighted-average common shares outstanding	28,989	16,580

Actual common shares outstanding at January 31, 2006 were 38,589,170.
The net loss per common share for the three-month period ended January 31, 2005, has been adjusted to reflect the one-for-six reverse split that took effect on May 27, 2005.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31, 2006	October 31, 2005
Assets
Total current assets	$19,723	$15,575
Net property and equipment	25,035	26,000
Other assets	846	860

Total assets	$45,604	$42,435

Liabilities and stockholders’ equity
Total current liabilities	$4,150	$4,052
Deferred revenue, net of current portion	1,112	987
Restructuring costs, net of current portion	174	221
Other long term liabilities	41	41

Total liabilities	5,477	5,301

Total stockholders’ equity	40,127	37,134

Total liabilities and stockholders’ equity	$45,604	$42,435